EX-4.1(i)
CERTIFICATE  OF  DESIGNATION

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
               AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                        BEACON LIGHT HOLDINGS CORPORATION

     Beacon Light Holding Corporation (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Articles of Incorporation, as amended, of the Company, and pursuant to Section 78.1955 of the Nevada General Corporation Law, the Board of Directors of the Company at a telephonic meeting duly held, adopted resolutions
(i) authorizing a series of the Company's preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Five Million (5,000,000) shares of Series B Convertible Preferred Stock of the Company, as follows:

     RESOLVED, that the Company is authorized to issue 5,000,000 shares of Series B Convertible Preferred Stock (the "Preferred Shares"), par value $0.001 per share, which shall have the following powers, designations, preferences and other special rights:

     1) Dividends. The Preferred Shares shall bear dividends ("Dividends") at a rate of 8.5% of the Stated Value (as defined below) per annum, which shall be cumulative and accrue daily from the Issuance Date (as defined below). Dividends shall be payable in cash on the Redemption Date or at any other date on which Buyer has a redemption right ("Dividend Date"). If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following the Dividend Date. Any accrued and unpaid dividends which are not paid within five (5) Business Days of such Dividend Date shall bear interest at the rate of 1.5 % per month (pro rated for partial months) from such Dividend Date until the same is paid (the "Default Interest").

     2) Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of the Companys common stock, par value $0.001 per share (the "Common Stock"), on the terms and conditions set forth in this Section 2.

     (a) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

     (i) "Closing Bid Price" means, for any security as of any date, the last closing bid price for such security on the Principal Market (as defined below) as reported by Bloomberg Financial Markets ("Bloomberg"), or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last c1osin~ bid price of such security in the over-the-counter market on the electronic bulletin




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board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of Preferred Shares. (All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period).

     (ii) "Closing Sale Price" means, for any security as of any date, the last closing trade price for such security on the Principal Market (as defined below) as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing ask price of such security as reported by Bloomberg, or, if no last closing ask price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of Preferred Shares. (All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period).

     (iii) "Issuance Date" means, with respect to each Preferred Share, the date of issuance of the applicable Preferred Share.

     (iv) "Market Price" means, with respect to any security for any date of determination, that price which shall be computed as the arithmetic average of the Closing Bid Prices for such security on each of the 20 consecutive trading days immediately preceding such date of determination. (All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during the pricing period).

     (v) "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in the city of New York are authorized or required by law to remain closed.

     (vi) "Conversion Ratio" means at any determination date, the number of Common Stock issuable in exchange for each Preferred Share. On the Issuance Date, the Conversion Ratio shall be 1.0.

     (vii) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

     (viii) "Purchase Price" means $115,000, the aggregate amount paid for the Preferred Shares.

     (ix)     "Redemption  Date"  shall  be  November  17,  2001.

     (x) "Redemption Price" means the aggregate price paid for the Preferred Shares which yields the Total Return.

     (xi)     "Principal  Market"  means  the  Nasdaq  National  Market.

     (xii) "Registration Rights Agreement" means that certain registration rights agreement between the Company and the initial holders of the Preferred Shares relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares.

     (xiii)"Securities Purchase Agreement" means that certain securities purchase agreement between the Company and the initial holders of the Preferred Shares.

     (xiv) "Stated Value" means $0.15 (unless otherwise stated, references herein to "Dollar" or "$" shall mean United States Dollars).

     (xv) "Total Return" shall be determined according to the following formula:

                      PP + UD - PD - SP - CS + FE + BF + CC

PP     =     Purchase  Price
UD     =     Accrued  and  unpaid  dividends
PD     =     Previously  paid  dividends
SP     =     Proceeds  from  the  sale  of  the Preferred Shares or Common Stock
CS = Unsold Common Stock (determined as the five day average of the Closing Sale Price of the Common Stock of the Company as of the Redemption Date)
FE     =     Fees  and  expenses  incurred  by  Buyer
BF     =     Broker  fees  incurred  by  Buyer
CC = Costs incurred by Buyer in connection with enforcing its rights under the Certificate of Designations

     (b) Holder's Conversion Right. At any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into an equal number of fully paid and nonassessable shares of Common Stock in accordance with Section 2(c).

     (c) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

     (i) Holder's Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the "Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior 1o 11:59 p.m., Central Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company with a copy thereof to the Company's designated transfer agent (the "Transfer Agent") and (B) if required by Section 2(c)(v), surrender to a common carrier for delivery to the Transfer Agent as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "Preferred Stock Certificates").

     (ii) Company's Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company (1) shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (2) on or before the second Business Day following the date of receipt (or the third Business Day following the date of receipt if received after 11:00 a.m. local time of the Company) (the "Share Delivery Date"), (A) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (B) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Transfer Agent shall, as soon as practicable and in no event later than three Business Days after receipt of the Preferred Stock Certificate(s) (the "Preferred Stock Delivery Date") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

     (iii) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

     (iv)  Company's  Failure  to  Timely  Convert.

     (A) Cash Damages. If within three (3) Business Days after the Company's receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue a certificate to a holder or credit such holder's balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Preferred Shares or to issue a new Preferred Stock Certificate representing the number of Preferred Shares to which such holder is entitled pursuant to Section 2(c)(ii), in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 8 thereof), the Company shall pay additional damages to such holder for each date after the Share Delivery Date such conversion is not timely effected and/or each date after the Preferred Stock Delivery Date such Preferred Stock Certificate is not delivered in an amount equal to 3.0% of the product of (I) the sum of the number of shares of Common Stock not issued to the holder on or prior to the Share Delivery Date and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate, as of the Preferred Stock Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate.

     (B) Redemption. If for any reason a holder has not received all of the shares of Common Stock prior to the tenth (10th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares (a "Conversion Failure"), then the holder, upon written notice to the Company, may require that the Company redeem all Preferred Shares held by such holder, including the Preferred Shares previously submitted for conversion and with respect to which the Company has not delivered shares of Common Stock, in accordance with Section 3.

     (v) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless the full number of Preferred Shares represented by the certificate are being converted. The holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Preferred Shares unless the holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated of the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(c)(v) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(c)(v) OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS.

     (d) Taxes. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock, including, but not limited to, any transfer taxes, upon the conversion of Preferred Shares; provided, however, the Company shall not be liable for any taxes incurred by the holder of the Preferred Shares as a result of reporting such Preferred Shares for income tax purposes.

     (e) Adjustments to Conversion Ratio. The Conversion Ratio will be subject to adjustment from time to time as provided in this Section 2(e).

     (i) Adjustment of the Conversion Ratio upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination will be proportionately increased.

     (ii) Adjustment of the Conversion Ratio Upon Major Corporate Event Announcement. In the event (A) the Company makes a public announcement that it intends to consolidate or merge with or into another Person or engage in a business combination involving the issuance or exchange of more than 30% of the Company's outstanding Common Stock, (B) the Company makes a public announcement that it intends to sell or transfer all or substantially all of the Company's assets, or (C) any Person (including the Company) publicly announces a purchase, tender or exchange offer for more than 30% of the Company's outstanding Common Stock (the transactions described in clauses (A), (B) and (C) above are hereinafter referred to as "Major Corporate Events" and the date of the announcement referred to in clause (A), (B) or (C) is hereinafter referred to as the "Announcement Date"), then the Conversion Ratio shall, effective upon the Announcement Date and continuing through and including the Adjusted Conversion Ratio Termination Date (as defined below), be equal to the Conversion Ratio which would have been applicable for a conversion by the holder on the Announcement Date. From and after the Adjusted Conversion Ratio Termination Date, the Conversion Ratio shall be determined as set forth in Section 3(a). For purposes hereof, 'Adjusted Conversion Ratio Termination Date" shall mean, with respect to any proposed Major Corporate Event for which a public announcement as contemplated by this Section 2(e)(ii) has been made, the date upon which the Company or other Person (in the case of clause (C) above) consummates or publicly announces the termination or abandonment of the proposed Major Corporate Event which was the subject of the previous public announcement.

     (iii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(e) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Ratio so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will decrease the Conversion Ratio as otherwise determined pursuant to this Section 2(e).

     (iv)     Notices.

     (A) Immediately upon any adjustment of the Conversion Ratio, the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

     (B) The Company will give written notice to each holder of Preferred Shares at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change (as defined below), dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

     (C) The Company will also give written notice to each holder of Preferred Shares at least twenty (20) days prior to the date on which any Organic Change (as defined below), dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

     (3)     Redemption  at  Option  of  Holders.

     (a) Holder's Redemption Right. If any Preferred Shares remain outstanding on the Redemption Date, then the holder of such Preferred Shares shall be entitled to require the Company to redeem all of such Preferred Shares at the Redemption Price.

     (b) Termination of Redemption Right. In the event the aggregate proceeds received from Buyer's sale of any combination of Preferred Shares and Common Stock exceeds the Total Return, the right of redemption set forth in
Section  3(a)  shall  terminate.

     (c) Redemption Option Upon Triggering Event. In addition to all other rights of the holders of Preferred Shares contained herein, after a Triggering Event (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at the Redemption Price.

     (d) "Triggering Event". A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

     (i) the failure of the Registration Statement to be declared effective by the SEC on or prior to the date that is 30 days after the Scheduled Effective Date;

     (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Preferred Shares for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five consecutive trading days, provided that the cause of such lapse or unavailability is not due to factors solely within the control of such holder of Preferred Shares;

     (iii) the Company's or the Transfer Agent's notice to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations;

     (iv)     a  Conversion  Failure  (as  defined  in  Section  2(d)(iv)(B);

     (v) upon the Company's receipt of a Conversion Notice, the Company shall not be obligated to issue the Common Stock due to the provisions of
Section  13;  or

     (vi) the Company breaches any representation, warranty, covenant or other term or condition of the Securities Purchase Agreement, the Registration Rights Agreement, this Certificate of Designations or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Securities Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least 10 days.

     (e) Mechanics of Redemption at Option of Buyer. Within one (1) day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("Notice of Triggering Event") to each holder of Preferred Shares. At any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Preferred Shares then outstanding may require the Company to redeem all of the Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("Notice of Redemption at Option of Buyer") to the Company, which Notice of Redemption at Option of Buyer shall indicate (i) the number of Preferred Shares that such holder is electing to redeem and (ii) the applicable Redemption Price, as calculated pursuant to
Section  3(a)  above.

     (f) Payment of Redemption Price. Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer from any holder of Preferred Shares, the Company shall immediately notify each holder of Preferred Shares by facsimile of the Company's receipt of such notices and each holder which has sent such a notice shall promptly submit to the Transfer Agent such holder's Preferred Stock Certificates which such holder has elected to have redeemed. The Company shall deliver the applicable Redemption Price to such holder within five Business Days after the Company's receipt of a Notice of Redemption at Option of Buyer; provided that a holder's Preferred Stock Certificates shall have been so delivered to the Transfer Agent. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of Preferred Shares based on the number of Preferred Shares submitted for redemption by such holder relative to the total number of Preferred Shares submitted for redemption by all holders of Preferred Shares and (ii) in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations and the Securities Purchase Agreement, pay to each holder interest at the rate of 1.5% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full.

     (4)     Other  Rights  of  Holders.

     (a) Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "Organic Change." Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "Acquiring Entity") a written agreement (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) to deliver to each holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Liquidation Preference of the Preferred Shares held by such holder, and satisfactory to the holders of a majority of the Preferred Shares then outstanding. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred
Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).

     (b) Optional Redemption Upon Change of Control. In addition to the rights of the holders of Preferred Shares under Section 4(a), upon a Change of Control (as defined below) of the Company each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the Redemption Price. No sooner than 15 days nor later than 10 days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier (a "Notice of Change of Control") to each holder of Preferred Shares. At any time during the period beginning after receipt of a Notice of Change of Control (or, in the event a Notice of Change of Control is not delivered at least 10 days prior to a Change of Control, at any time on or after the date which is 10 days prior to a Change of Control) and ending on the date of such Change of Control, any holder of the Preferred Shares then outstanding may require the Company to redeem all or a portion of the holder's Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier (a "Notice of Redemption Upon Change of Control") to the Company, which Notice of Redemption Upon Change of Control shall indicate the number of Preferred Shares that such holder is submitting for redemption. Upon the Company's receipt of a Notice(s) of Redemption Upon Change of Control from any holder of Preferred Shares, the Company shall promptly, but in no event later than one (1) Business Day following such receipt, notify each holder of Preferred Shares by facsimile of the Company's receipt of such Notice(s) of Redemption Upon Change of Control. The Company shall deliver the Redemption Price simultaneous with the consummation of the Change of Control; provided that, if required by Section 2(c)(v), a holder's Preferred Stock Certificates shall have been so delivered to the Company. Payments provided for in this Section 4(b) shall have priority to payments to other stockholders in connection with a Change of Control. For purposes of this Section 4(b), "Change of Control" means (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), (ii) the sale or transfer of all or substantially all of the Company's assets, or (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than the 50% of the outstanding shares of Common Stock.

     (c) Purchase Rights. If at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

     (5)     Reservation  of  Shares:  Authorized  Shares.

     (a) Reservation. The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding (the "Required Reserve Amount).

     (b) Insufficient Authorized Shares. If at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 60 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the authorization of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

     (6) Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law, including but not limited to the Nevada General Corporation Law, and as expressly provided in this Certificate of Designations.

     (7) Liquidation, Dissolution, Winding-Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "Liquidation Funds"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the amount of the Stated Value (such amount being referred to as the "Liquidation Preference"); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the 'Pari Passu Shares"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. In addition to the receipt of the Liquidation Preference, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive Liquidation Funds distributed to holders of Common Stock, after the Liquidation Preference has been paid, to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversions herein or elsewhere) and had held such shares of Common Stock on the record date for such distribution of the remaining Liquidation Funds. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein; provided that a holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

     (8) Preferred Rank. All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Articles of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Nevada Secretary of State or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

     (9) Participation. Subject to the rights of the holders, if any, of the Pari Passu Shares, the holders of the Preferred Shares shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

     (10) Restriction on Redemption and Cash Dividends. Until all of the Preferred Shares have been converted or redeemed as provided herein, the Company shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, its Common Stock without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares.

     (11) Vote to Change the Terms of Preferred Shares. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, shall be required for any change to this Certificate of Designations or the Company's Articles of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares.

     (12) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

     (13) Remedies. Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pur~sue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

     (14) Specific Shall Not Limit General: Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

     (15) Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Jerry Gruenbaum, its President, as of the 12th day of November, 1999.


BEACON  LIGHT  HOLDING
CORPORATION,  a  Nevada  corporation


By:    /s/Jerry  Gruenbaum
   -----------------------
Name:  Jerry  Gruenbaum
Its:  President  and  Secretary

































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